As filed with the Securities and Exchange Commission on November 1, 2005
                                                      Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              SEACOR HOLDINGS INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
         (State or Other Jurisdiction of Incorporation or Organization)

                                   13-3542736
                      (I.R.S. Employer Identification No.)

11200 RICHMOND AVENUE, SUITE 400, HOUSTON, TEXAS                   77082
   (Address of Principal Executive Offices)                      (Zip Code)


                 SEACOR NONQUALIFIED DEFERRED COMPENSATION PLAN
                            (Full Title of the Plan)

                                  RICHARD RYAN
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              SEACOR HOLDINGS INC.
                                2200 ELLER DRIVE
                                 P.O. BOX 13038
                         FORT LAUDERDALE, FLORIDA 33316
                     (Name and Address of Agent For Service)

                                 (212) 307-6633
          Telephone Number, Including Area Code, of Agent For Service.

                                   Copies to:
                             DAVID E. ZELTNER, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                                                                 Proposed Maximum    Proposed Maximum      Amount of
  Title of Each Class of Securities to          Amount to be      Offering Price        Aggregate        Registration
  be Registered                                Registered (1)        Per Share       Offering Price (2)      Fee (2)
----------------------------------------------------------------------------------------------------------------------
  SEACOR Nonqualified Deferred
  Compensation Plan Deferral Obligations (1)    $20,000,000             100%           $20,000,000           $2,354
----------------------------------------------------------------------------------------------------------------------

  (1) The SEACOR Nonqualified Deferred Compensation Plan Deferral Obligations are unsecured obligations of SEACOR Holdings Inc. to pay deferred compensation in the future in accordance with the terms of the SEACOR Nonqualified Deferred Compensation Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also relates to an indeterminate amount of interests to be offered or sold pursuant to the SEACOR Nonqualified Deferred Compensation Plan.

  (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) under the Securities Act of 1933.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents filed with the Securities and Exchange Commission, also referred to in this Registration Statement as the Commission, by the Registrant (File No. 1-12289) are incorporated herein by reference:

                  (i) the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

                  (ii) Amendment No. 1 to the Registrant's Annual Report for the fiscal year ended December 31, 2004 filed on Form 10-K/A with the Commission on April 13, 2005;

                  (iii) the Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2005 and March 31, 2005;

                  (iv) the Registrant's Current Reports on Form 8-K filed with the Commission on October 28, 2005, October 13, 2005, September 13, 2005, July 1, 2005, June 27,
                           2005, May 9, 2005, April 22, 2005, March 25, 2005,
                           March 17, 2005, March 14, 2005, February 9, 2005 and
                           January 5, 2005; and

                  (v) the amendments to the Registrant's Current Reports on Form 8-K/A filed with the Commission on August 8, 2005 and May 9, 2005.

                  All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

                  This registration statement covers deferred compensation obligations, also referred to in this Registration Statement as DCOs, that may be offered under the SEACOR Nonqualified Deferred Compensation Plan, also referred to in this Registration Statement as the Deferred Compensation Plan. The following summary of the DCOs is qualified in its entirety by reference to the Deferred Compensation Plan.

                  The DCOs offered under the Deferred Compensation Plan represent obligations of the Company to pay to participants certain compensation amounts that the participants have elected to defer and amounts that the Registrant, in its sole discretion, has determined to contribute. The Deferred Compensation Plan is intended to allow certain managers and highly compensated employees whose employment is not subject to the terms of a collective bargaining agreement and who is a shoreside employee, as well as non-employee directors, to defer the payment of current compensation to future years for tax and financial planning purposes. Subject to the terms and conditions set forth in the Deferred Compensation Plan, each participating employee may elect to defer a portion of his or her salary and/or bonus (including restricted stock units), and such deferred amounts are credited to the participant's account. Vested amounts in a participant's account in respect of deferred cash salary or cash bonus will be indexed to one or more deemed investment alternatives chosen by each participant from a range of such alternatives available under the Deferred Compensation Plan. Each participant's account will be adjusted to reflect the investment performance of the selected investment fund(s), including any interest, appreciation or depreciation.

                  The DCOs are payable in cash (other than the delivery of deferred restricted stock units), and, for termination of service (including death and disability) other than upon retirement, will be paid in a lump sum or, for termination of service upon retirement, in either a lump sum or in annual installments over up to ten (10) years or, before termination, beginning in a specified plan year, as elected by the participant and in accordance with the Deferred Compensation Plan. In the event of an unforeseeable financial hardship, the participant may elect to receive some or all of the deferred amounts and related earnings, subject to approval by the Committee, as provided under the Deferred Compensation Plan.

                  The obligation to pay the balance of each participant's account will be at all times be an unfunded and unsecured obligation of the Registrant. Benefits are payable solely from the Registrant's general funds and are subject to the risk of corporate insolvency. The Registrant may, but is not required to, establish a grantor trust, which may be a rabbi trust, for the purpose of holding assets in connection with the Deferred Compensation Plan. Participants will not have any interest in any particular assets of the Registrant or any such trust by reason of any obligation created under the Deferred Compensation Plan. A participant's right to the DCOs cannot be anticipated, alienated, sold, transferred, assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the Deferred Compensation Plan. Any attempt to anticipate, alienate, sell, transfer, assign, pledge or encumber the DCOs or any bankruptcy of a participant or beneficiary will result in the termination of such DCO.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Certain legal matters in connection with the issuance and sale of the securities offered hereby will be passed upon for the Registrant by Alice
N. Gran, Senior Vice President, General Counsel and Secretary of the Registrant. Ms. Gran is a full-time employee of the Registrant and is entitled to participate in the Deferred Compensation Plan. Ms. Gran beneficially owns equity securities of the Registrant with an aggregate value in excess of $50,000.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  As more fully described below, Section 145 of the General Corporation Law of the State of Delaware, also known as the DGCL, permits Delaware corporations to indemnify each of their present and former directors or officers under certain circumstances, provided that such persons acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the corporation. Article III of our Second Amended and Restated By-laws provides that we will indemnify, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended from time to time, all persons whom we may indemnify pursuant thereto and in the manner prescribed thereby.

                  Specifically, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

                  Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth above.

                   Section 145 of the DGCL permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability. We purchase and maintain such insurance for our directors and officers.

                   Section 102(b) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Our certificate of incorporation contains provisions that limit the personal liability of each of our directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director. These provisions eliminate personal liability to the fullest extent permitted by the DGCL.

                  The foregoing summaries are necessarily subject to the complete text of the applicable statute, article(s) of our Restated Certificate of Incorporation, as amended, by-law(s) of our Second Amended and Restated By-laws, and insurance policy referred to above and are qualified in their entirety by reference thereto.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                  None.

ITEM 8.  EXHIBITS.

EXHIBIT NO.     DESCRIPTION
-----------     -----------

4.1             Restated Certificate of Incorporation of SEACOR SMIT Inc.
                (incorporated herein by reference to Exhibit 3.1(a) to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 and filed with the Commission on August 14, 1997).

4.2 Certificate of Amendment to the Restated Certificate of Incorporation of SEACOR SMIT Inc. (incorporated herein by reference to Exhibit 3.1(b) to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 and filed with the Commission on August 14, 1997).

4.3             Second Amended and Restated By-laws of SEACOR Holdings Inc.*

4.4 Certificate of Amendment to the Restated Certificate of Incorporation of SEACOR Holdings Inc. (incorporated herein by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-8, filed with the Commission on July 15, 2005 (file No. 333-126613)).

5.1 Opinion of Alice N. Gran, Senior Vice President, General Counsel and Secretary of the Registrant Weil, Gotshal & Manges LLP.*

23.1            Consent of Ernst & Young LLP.*

23.2 Consent of Alice N. Gran (included in the opinion filed as Exhibit 5.1 to this registration statement).*

24 Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).*

99.1 SEACOR Nonqualified Deferred Compensation Plan (incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed with the Commission on October 28,
                2005).

*Filed herewith.


ITEM 9.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule

                           424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 1st day of November, 2005.

                                        SEACOR HOLDINGS INC.

                                        By: /s/ Richard Ryan
                                           ---------------------------------
                                           Name: Richard Ryan
                                           Title: Vice President and
                                                  Chief Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Fabrikant, Richard Ryan, Alice Gran and Dick Fagerstal, or any of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933, including to sign the Registration Statement and any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully, to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on November 1, 2005.

Signatures                             Title
----------                             -----

/s/ Charles Fabrikant                  Chairman of the Board of Directors,
-----------------------------------    President and Chief Executive Officer
Charles Fabrikant                      (Principal Executive Officer)


/s/ Richard Ryan                       Vice President and Chief Financial
-----------------------------------    Officer (Principal Financial Officer)
Richard Ryan


/s/ Matthew Cenac                      Vice President and Chief Accounting
-----------------------------------    Officer (Principal Accounting Officer)
Matthew Cenac


/s/ James A.F. Cowderoy                Director
-----------------------------------
James A.F. Cowderoy


/s/ Pierre de Demandolx                Director
-----------------------------------
Pierre de Demandolx

/s/ Richard M. Fairbanks III           Director
-----------------------------------
Richard M. Fairbanks III


/s/ Michael E. Gellert                 Director
-----------------------------------
Michael E. Gellert


/s/ John C. Hadjipateras               Director
-----------------------------------
John C. Hadjipateras


/s/ Oivind Lorentzen                   Director
-----------------------------------
Oivind Lorentzen


/s/ Andrew R. Morse                    Director
-----------------------------------
Andrew R. Morse


/s/ Chris Regan                        Director
-----------------------------------
Chris Regan


/s/ Stephen Stamas                     Director
-----------------------------------
Stephen Stamas


/s/ Steven A. Webster                  Director
-----------------------------------
Steven A. Webster


/s/ Steven J. Wisch                    Director
-----------------------------------
Steven J. Wisch

                                  EXHIBIT INDEX

EXHIBIT NO.     DESCRIPTION
-----------     -----------

4.1             Restated Certificate of Incorporation of SEACOR SMIT Inc.
                (incorporated herein by reference to Exhibit 3.1(a) to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 and filed with the Commission on August 14, 1997).

4.2 Certificate of Amendment to the Restated Certificate of Incorporation of SEACOR SMIT Inc. (incorporated herein by reference to Exhibit 3.1(b) to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 and filed with the Commission on August 14, 1997).

4.3             Second Amended and Restated By-laws of SEACOR Holdings Inc.*

4.4 Certificate of Amendment to the Restated Certificate of Incorporation of SEACOR Holdings Inc. (incorporated herein by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-8, filed with the Commission on July 15, 2005 (file No. 333-126613)).

5.1 Opinion of Alice N. Gran, Senior Vice President, General Counsel and Secretary of the Registrant.*

23.1            Consent of Ernst & Young LLP.*

23.2 Consent of Alice N. Gran (included in the opinion filed as Exhibit 5.1 to this registration statement).*

24 Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).*

99.1 SEACOR Nonqualified Deferred Compensation Plan (incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed with the Commission on October 28,
                2005).


*Filed herewith.